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                                                                     EXHIBIT 11

                       CLAREMONT TECHNOLOGY GROUP, INC.
                              AND SUBSIDIARIES
                     CALCULATIONS OF NET INCOME PER SHARE
                   (in thousands, except per share amounts)



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                                                  Three Months Ended September 30,
                                         -------------------------------------------------------
                                                   1996                       1995
                                         --------------------------   --------------------------
                                         Primary      Fully Diluted   Primary      Fully Diluted
                                         -------      -------------   -------      -------------



 Weighted Average Shares
 Outstanding for the Period                6,623          6,623        4,505            4,505

 Dilutive Warrants Using
 the Treasury Stock Method                   220            285           --                --

 Dilutive Common Stock
 Options Using the Treasury
 Stock Method                              2,437          2,516        2,709           2,691

 Shares added pursuant to
 SAB 83                                       --             --          466             466
                                          -------        -------      ------         -------

 Total Shares Used for Per
 Share Calculations                        9,280          9,424        7,680           7,662
                                          ======         ======       ======         =======

 Net Income                               $1,067         $1,067         $538            $538

 Adjustment to Income to
 Give Effect for 20% Treasury
 Stock Limitation                             --             --           33              32
                                          ------         ------       ------         -------

 Net Income as Adjusted                   $1,067         $1,067         $571            $570
                                          ======         ======       ======         =======

 Net Income Per Share                      $0.12          $0.11        $0.07           $0.07
                                          ======         ======       ======         =======


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